Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arcturus Therapeutics Holdings Inc. 2021 Inducement Equity Incentive Plan of our reports dated March 1, 2021, with respect to the consolidated financial statements of Arcturus Therapeutics Holdings Inc. and its Subsidiaries and the effectiveness of internal control over financial reporting of Arcturus Therapeutics Holdings Inc. and its Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 20, 2021